FOR IMMEDIATE RELEASE

RadNet Announces Pricing of $200 Million of Senior Notes

LOS ANGELES, Calif., April 1, 2010 – RadNet, Inc. (NASDAQ: RDNT), (the “Company”), a national leader in providing high-quality, fixed-site outpatient diagnostic imaging services through a network of 180 imaging centers, today announced the pricing of its offering of $200 million in aggregate principal amount of 10⅜% senior notes due 2018 (the “Notes”) at an issue price of 98.680%. The Notes will be issued by the Company's wholly-owned subsidiary Radnet Management, Inc. (the “Issuer”) and guaranteed jointly and severally on a senior basis by the Company and all of the Issuer’s current and future wholly-owned domestic restricted subsidiaries.

Concurrently with the closing of this offering, which is expected to occur on April 6, 2010, the Issuer intends to terminate its existing senior secured credit facilities and enter into a new $285 million secured term loan and a new $100 million secured revolving credit facility, which is expected to be undrawn at closing.

The Company estimates that the net proceeds from the offering, together with the proceeds of borrowings under its new senior secured credit facilities, will be $485 million, before related fees and offering expenses. The Company intends to use the net proceeds to refinance its existing senior secured credit facilities, fund its previously announced acquisitions currently under letters of intent, increase the cash available on its balance sheet to more then $25 million and pay related fees and expenses.

The Notes were offered and sold in a private placement exempt from registration under the Securities Act to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the offering of the Notes and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in RadNet, Inc.’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, RadNet, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If RadNet, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to RadNet, Inc.’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended.